Exhibit 99.1

Bio-Path Holdings Achieves Third Pre-Clinical Milestone Confirming Potential of BP1001-A as Treatment for Obesity in Type 2 Diabetes Patients

Data suggest BP1001-A prevents fatty acid-induced insulin resistance in cells

HOUSTON—May 1, 2025 – Bio-Path Holdings, Inc., (OTCQB:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer and obesity drugs, today reported the achievement of a third milestone from recent preclinical studies of BP1001-A that provide additional support for its potential as a treatment for obesity. These studies showed BP1001-A rescues the decrease in AKT activity in liver cells and prevents cells from becoming insulin resistant, confirming its potential as a treatment for obesity and related metabolic diseases in Type 2 diabetes patients.

A high fat diet rich in saturated fatty acids can lead to insulin resistance. Palmitic acid, the most common saturated fatty acid in a high fat diet, has been shown to impair insulin signaling in skeletal muscle and liver. Accordingly, Bio-Path has focused preclinical testing of BP1001-A in C2C12 myoblasts (a muscle progenitor cell model), C2C12 myotubes (a skeletal muscle fiber cell model), and HepG2 cells (a liver cell model).

“Our most recent pre-clinical results show BP1001-A rescues the decrease in AKT activity in liver cells to measurements associated with Palmitic acid treatment,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “These results give us further confidence in the potential of BP1001-A to prevent cells from becoming insulin resistant and, ultimately, as an effective treatment for obese patients who have Type 2 diabetes.”

Bio-Path previously announced that by downregulating Grb2 expression, BP1001-A attenuated palmitic acid-induced insulin resistance and restored insulin signaling in C2C12 myoblasts and myotubes. Preliminary results showed similar results in HepG2 cells with BP1001-A restored insulin signaling in HepG2 cells treated with palmitic acid. These data showed that BP1001-A could potentially help skeletal and liver cells from becoming insulin resistant and BP1001-A is a potential treatment for obese patients who have Type 2 diabetes.

In the final step of pre-clinical testing, Bio-Path will use a mouse model to assess the impact of BP1001-A on animal weight and its effect on insulin sensitivity and glucose tolerance.  If successful, Bio-Path anticipates filing an Investigational New Drug (IND) application in 2025 to initiate a first-in-human Phase 1 clinical trial to further validate safety, measure pharmacokinetics and establish dosing for potential pivotal trials.

About BP1001-A

BP1001-A downregulates growth factor receptor-bound protein 2 (Grb2) expression to increase insulin sensitivity and helps lower blood glucose level in Type 2 diabetes patients. Scientific evidence suggests that by downregulating Grb2 expression, BP1001-A could help lower blood glucose level by affecting insulin signaling. Bio-Path is conducting preclinical studies to investigate the effectiveness of BP1001-A in affecting insulin signaling and its potential efficacy as a therapeutic treatment for obese patients who have Type 2 diabetes.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous infusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and BP1001-A, a drug product modification of prexigebersen, is in a Phase 1/1b study for solid tumors. BP1001-A is also being evaluated as a treatment for obesity and related metabolic diseases in Type 2 diabetes patients. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including acute myeloid leukemia. In addition, an IND application is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3.

For more information, please visit the Company's website at www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, the impact, risks and uncertainties related to global pandemics, including the COVID-19 pandemic, and actions taken by governmental authorities or others in connection therewith, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10-K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369